USBANCORP ANNOUNCES 14% DIVIDEND INCREASE


     PITTSBURGH, PA - USBANCORP, Inc. (NASDAQ NMS: UBAN) today announced a 14% increase in its quarterly cash dividend on Common Stock. The dividend is now $0.25 per share and is payable July 18, 1994, to shareholders of record June 17, 1994. Since 1990, the dividend has been increased five times or by a total of 400%. On an annualized basis, the Company's current Common Stock dividend yield approximates 4.0% compared to an average Pennsylvania bank holding company yield of 2.5%. The Company's dividend enhancement is consistent with its emphasis on creating a progressive total shareholder return and its commitment to maintaining a competitive common dividend yield.
     The USBANCORP dividend increase was announced at its Annual Shareholders' Meeting. Shareholders approved other Company actions including the intra-market acquisition of Johnstown Savings Bank and an increase in the authorized common shares to 12 million. The acquisition of Johnstown Savings Bank, which will enhance the Company's market share in Cambria County to a market leading 26%, is expected to be accounted for as of June 30, 1994, with the legal consummation to occur on July 11, 1994; the acquisition remains subject to approval by the Johnstown Savings Bank shareholders at their annual meeting on June 9, 1994, and certain pending regulatory approvals.


     USBANCORP, a community bank holding company, is the parent of U.S. Bank and USBANCORP Trust Company in Johnstown and two Pittsburgh affiliates, Three Rivers Bank and Community Bancorp, Inc.. The Company's subsidiaries provide full-service banking to six Southwestern Pennsylvania counties through forty-one community offices. The counties served include Allegheny, Cambria, Clearfield, Somerset, Washington, and Westmoreland. At March 31, 1994, USBANCORP had total assets of $1.2 billion and shareholders' equity of $114.9 million or $24.26 per share.